Exhibit 99.1

Neutra Pays Off More Debt and Continues to Grow

SUGAR LAND, TX, -- Neutra Corp. (OTC: NTRR) continues to pay off more convertible debt. Since May 27, 2020, the company has not issued any new shares nor increased any debt since Nov. 4, 2019, Jim stated. On July 9, 2020, the Company entered an agreement with the holder of the convertible note payable dated April 30, 2016 to fully retire the principal of $49,286 and related accrued interest of $37,135 in exchange for a cash payment of $25,000. The same entity also holds the convertible notes payable dated October 31, 2015 and January 31, 2016, which are the only remaining convertible notes outstanding as of July 9, 2020. This holder has not requested any conversions of the convertible notes payable since 2016 and has agreed that they will not request any conversions of the remaining outstanding convertible notes payable until after December 31, 2020.

“Since I’ve been on board here, my goal has been to put the company into a strong financial position,” said Neutra CEO Sydney Jim. “Even when we are looking to expand and grow at a tremendous rate, when we have the ability to take out debt, it’s done.”

As the new facility gets in full swing, VIVIS can produce compliant, full-spectrum distillate, broad-spectrum distillate, 99%+ crystalline cannabidiol (Isolate). It’s able to extract more than 30,000 lbs per month of hemp biomass and remediate over 200 liters per month of distillate The company is also able to make a wider range of end-user CBD products than before, such as tinctures, gummies, lotions, salves, etc.

For inquiries about VIVIS products, White labeling, private labeling or joint ventures, please email info@viviscorp.com.

While the company cannot provide tours due to the proprietary manufacturing methods it employs, VIVIS has added several informative videos about hemp-based CBD extraction to its website. VIVIS filmed them at the new site. To view them, click here.

On the D3eSports Cup update, VIVIS Sponsored eSports Race team moves up into 3rd place in the standings after 3 weeks.  Results and schedules to be found here.  Unfortunately, round 4 this coming Sunday July 19, 2020, Jim will be on the road meeting with a few potential clients so he will not be able to participate in the race.  Please view here, to read about more updates and the global companies involved in this series.

About Neutra Corp.

Neutra Corp. (NTRR) is an early-stage research and development company with a focus on bringing modern healthy living solutions to a multibillion-dollar market. Cutting-edge technologies within the nutraceuticals, food and drug, and environmental purification sectors are creating a new kind of world culture—one where in which consumers are demanding access to products that promote health and stave off potential health dangers. One of the nutraceutical sub-markets is the new thriving hemp-based CBD market, in which the Company intends to participate. For more information, visit the Company’s website at https://neutrainc.com.

NOTICE REGARDING FORWARD LOOKING STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

Neutra Contact:

Sydney Jim

888-433-4033

info@neutrainc.com